Exhibit 99.1

INVESTOR CONTACT:
LHA
Don Markley
Senior Vice President
dmarkley@lhai.com
(310) 691-7100

GENESIS BIOPHARMA ISSUES LETTER TO SHAREHOLDERS

LOS ANGELES (August 8, 2013) – Genesis Biopharma, Inc. (OTCBB: GNBP), a biotechnology company developing targeted cancer immunotherapies, issued the following Letter to Shareholders today:

Dear Shareholders,

Now that the merger between Genesis Biopharma and Lion Biotechnologies is complete, I’m both proud and pleased to greet you as fellow shareholders of the combined company. This is a pivotal moment for our new company, with its rich heritage giving shape to exciting future possibilities. With your continued support, I am confident we can realize them together.

Although it has been only two weeks since I was appointed chairman and CEO, my confidence in our company is rooted in more than 20 years of experience in the biotechnology industry as a scientist, inventor, executive and venture capitalist.  Through these experiences I have cultivated an affinity for cutting-edge technologies that have strong science behind them — and significant untapped potential in front of them.

It was this affinity that led me to ImmunoCellular Therapeutics (NYSE MKT:IMUC), a cancer immunotherapy company where I most recently served as president and CEO.  Drawn to the novel technology at its core and the renowned thought leaders who had developed it at Cedars-Sinai Medical Center, I became the company’s sole employee in February 2008. At the time the company’s shares were trading on the OTC Bulletin Board at a market capitalization of $6 million.   Within five years we had up-listed trading to the New York Stock Exchange and had a $150 million market cap, a strong pipeline led by a promising Phase 2 cancer vaccine, robust intellectual property and a world-class management and development team.

After leaving ImmunoCellular last year, I founded Lion Biotechnologies as a private venture based on the same quest that contributed to my previous company’s success: the acquisition of cutting-edge technologies from leading U.S. medical centers that have potential to address significant unmet medical needs.  Having investigated many such innovations, the tumor-infiltrating lymphocyte (“TIL”) technology struck me as a particularly valuable asset because of its potential to cure cancer patients for all solid tumors.

Developed by Dr. Steven A. Rosenberg at the National Cancer Institute, and in use at several top cancer centers, our TIL technology has demonstrated distinctive efficacy in Stage IV metastatic melanoma.  In Phase 2 clinical trials, patients treated with this product demonstrated objective response rates of 49%, significantly exceeding those associated with existing melanoma treatments, including the 11% response rates seen with YERVOY® (anti CTLA-4 antibody developed by Bristol-Myers Squibb), the latest drug approved for metastatic melanoma with sales of more than $700 million in 2012, its first full year of commercialization.

We plan to further develop Genesis’ technology, including developing a next generation TIL technology, which should allow for a more potent product and a significantly reduced cost of manufacturing.  (This follows the approach we took at IMUC in developing a second generation cancer vaccine to improve the efficacy and cost of manufacture.)  Our TIL technology is not only applicable for melanoma but potentially for all solid tumors including ovarian, colorectal, head and neck, and other cancers allowing us to significantly expand the commercial opportunities for our products.  To fund related increases in our R&D costs, we intend to raise additional capital over the next year to develop a more robust manufacturing process for these products and to continue clinical development of our melanoma product candidate.

As part of enhancing our company’s profile in the investment community, with an eye towards a potential up-listing to a national exchange such as NYSE MKT or Nasdaq, our Board and our majority shareholders have approved a reverse stock split in a ratio between 1:50 and1:100 which will be executed shortly. This will reduce the number of outstanding shares significantly and bring the share price to a level where I believe our company is a more attractive investment for institutional fund managers who may be restricted from buying ultra-low-priced shares.

As part of our transformation to a new and innovative company, we are also building a team of experienced and talented leaders.  Sandy Hillsberg, who was instrumental in co-founding Medco Research and IMUC and is currently Chairman of Galena Biopharma, is joining the board of directors later this month.  In addition, Dr. Jay Venkatesan, a hedge fund manager focused on life sciences who was a lead investor in my previous company, is also joining the board. We plan to continue expanding the management team with some of the best and brightest talent in the biotechnology industry.  Our model is to be a small company with a world-class management team capable of designing and executing on novel therapeutic developments.

As excited as I am about the potential of the new company and its groundbreaking technologies, I recognize there is much work to be done along the way.  On the one hand, personalized cell-based treatments provide truly individualized treatment for a patient’s specific tumor markers, which tend to vary widely from patient to patient, yet on the other hand have significant cost and logistics issues. However, there are novel automation technologies currently in use for other applications that may be adaptable to T-cell manufacturing to create a more robust production process that reduces the cost of these individualized products.

Still, I am grateful for the confidence you have placed in me to lead our new company through this critical time of both challenge and opportunity.  I will be in touch with you frequently regarding important milestones and developments including clinical-development timetables, but warmly welcome you to contact me at any time if you would like to speak further.

In closing, I firmly believe that Genesis has the leadership, technologies and strategic elements necessary to capitalize on a period in which we are seeing extraordinary advances in, and growing investor recognition of, cancer immunotherapy.  With the continued support of you, our shareholders, I am confident that Genesis, soon to be renamed Lion Biotechnologies, will swiftly emerge as a leader in this field.

Sincerely,

Manish Singh, Ph.D.
Chairman & Chief Executive Officer

About Genesis Biopharma, Inc.

Genesis Biopharma, Inc. is engaged in the development and commercialization of T-cells and engineered T-cells for the treatment of various cancers.  The company's lead product candidate, Contego™, is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage IV metastatic melanoma.  Contego™ is based on a currently available physician-sponsored investigational therapy at the National Cancer Institute, MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute for the treatment of Stage IV metastatic melanoma.  For more information, please visit http://www.genesis-biopharma.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve significant risks and uncertainties.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.  These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission and those that relate to the Company's ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of the company's business and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, and represent the company's views only as of the date they are made and should not be relied upon as representing the company's views as of any subsequent date.  The Company is a development-stage company that will require significant capital and other resources to further develop and commercialize its technology.  The Company does not currently have the capital or resources required to develop this technology into a revenue producing asset.  Furthermore, the Company will need to expand its current management team and other personnel to achieve its technological and financial objectives.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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